Exhibit (a)(1)(D)

Offer to Purchase

All Outstanding Shares of Common Stock

of

Radius Health, Inc.

at

$10.00 per share, net in cash, plus one non-transferable contingent value right per share, which represents the right to receive a contingent cash payment of $1.00 upon the achievement of a specified milestone, Pursuant to the Offer to Purchase, dated July 13, 2022 by

Ginger Merger Sub, Inc.

a wholly owned subsidiary of

Ginger Acquisition, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT

ONE MINUTE AFTER 11:59 P.M., EASTERN TIME,

AT THE END OF THE DAY ON AUGUST 10, 2022

UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

July 13, 2022

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated as of July 13, 2022 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal” and, together with the Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, the “Offer”), relating to the offer by Ginger Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Ginger Acquisition, Inc., a Delaware corporation (“Parent”), to purchase all outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Radius Health, Inc., a Delaware corporation (“Radius”), in exchange for (x) an amount in cash equal to $10.00, without interest and less applicable tax withholdings (the “Cash Consideration”), and (y) one contractual contingent value right (a “CVR”) that will represent the right to receive a contingent payment of $1.00 (without interest thereon) upon the achievement of a specified milestone (the Cash Consideration and one CVR, collectively, the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Also enclosed is Radius’s Solicitation/Recommendation Statement on Schedule 14D-9.

THE BOARD OF DIRECTORS OF RADIUS UNANIMOUSLY RECOMMENDS THAT RADIUS STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

WE (OR OUR NOMINEES) ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED TO TENDER SHARES FOR YOUR ACCOUNT.

We request instructions as to whether you wish to tender any or all of the Shares held by us for your account according to the terms and conditions set forth in the enclosed Offer.

Your attention is directed to the following:

1.

The Offer Price for the Offer is the sum of (x) an amount in cash equal to $10.00, without interest and less applicable tax withholdings, and (y) one contractual contingent value that will represent the right to receive a contingent payment of $1.00 (without interest thereon) upon the achievement of a specified milestone.

2.	The Offer is being made for all outstanding Shares.

3.

After careful consideration, the board of directors of Radius, among other things, has unanimously (a) determined that it is in the best interests of Radius and its stockholders, and declared it fair and advisable, for Radius to enter into the Agreement and Plan of Merger, dated as of June 23, 2022, by and among Parent, Purchaser and Radius (as it may be amended from time to time, the “Merger Agreement”), (b) approved the execution and delivery by Radius of the Merger Agreement, the performance by Radius of its covenants and agreements contained therein and the consummation of the Offer and the Merger (as defined below) and the other transactions contemplated thereby upon the terms and subject to the conditions contained therein and (c) resolved, subject to the terms and conditions set forth in the Merger Agreement, to recommend that the stockholders of Radius accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

4.

The Offer is being made pursuant to the Merger Agreement. The Merger Agreement provides, among other things, that as soon as practicable following the consummation of the Offer and subject to the satisfaction or waiver of specified conditions, Purchaser will be merged with and into Radius (the “Merger”) in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”) without a vote of the holders of the Shares, with Radius continuing as the surviving corporation of the Merger and thereby becoming a wholly owned subsidiary of Parent. At the closing of the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than (a) Shares owned by Parent, Purchaser, Radius, or by any of their direct or indirect wholly owned subsidiaries, immediately prior to the effective time of the Merger, (b) Shares irrevocably accepted for purchase pursuant to the Offer or (c) Shares owned by any stockholders who have properly and validly demanded their appraisal rights in compliance with Section 262 of the DGCL will be automatically converted into the right to receive the Offer Price, without interest and less any required withholding taxes. As a result of the Merger, Radius will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent.

5.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., EASTERN TIME, AT THE END OF THE DAY ON AUGUST 10, 2022 (THE “EXPIRATION TIME”), UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

6.

The Offer is conditioned on, among other things, (i) immediately prior to the expiration of the Offer (as extended in accordance with the Merger Agreement) the number of Shares validly tendered, and not validly withdrawn, is at least one more than 50% of the total number of Shares outstanding at the time of the expiration of the Offer; (ii) immediately prior to the expiration of the Offer (as extended in accordance with the Merger Agreement), any waiting period (and any extensions thereof) and any approvals or clearances applicable to the consummation of the transactions contemplated by the Merger Agreement in accordance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 have expired or been terminated or obtained, as applicable; and (iii) none of the following events shall have occurred and be continuing: (a) there is pending any suit, action or proceeding by a governmental body seeking to prohibit or otherwise prevent the consummation of the transactions contemplated by the Merger Agreement (as described in more detail in Section 11—“The Transaction Agreements—The Merger Agreement—Representations and Warranties”); (b) there is any statute, rule, regulation, judgment, order or injunction enforced, by or on behalf of a governmental body, to the Offer, the Merger (as defined below) or any other transaction contemplated by the Merger Agreement, or any other action will be taken by any governmental body, that is reasonably expected to result, directly or indirectly, in any of the consequences referenced in clause (a; (c) subject to certain qualifications, the inaccuracy of representations and warranties of Radius under the Merger Agreement, (d) the non-performance and non-compliance in any material respects by Radius of its obligations under the Merger Agreement; (e) the occurrence of a Company Material Adverse Effect (as defined in the Merger Agreement); (f) the failure of the delivery by the Radius to Parent of a certificate signed by an authorized officer of the Radius certifying as to the satisfaction of certain closing conditions by Radius; and (g) the Merger Agreement having been terminated in accordance with its terms. Consummation of the Merger is subject to certain conditions, including: (i) no order, injunction or decree issued by any court or other governmental body, and no statute, rule, regulation, order, injunction, or decree will have been enacted, entered, promulgated, or enforced (and continue to be in effect) by any governmental body that prohibits, enjoins, restricts, prevents or makes illegal the consummation of the transactions contemplated by the Merger Agreement; and (ii) Purchaser has irrevocably accepted for purchase the Shares validly tendered (and not validly withdrawn) pursuant to the Offer. See Section 15—“Conditions to the Offer” of the Offer to Purchase. Neither the consummation of the Offer nor the Merger is subject to any financing condition.

7.

Tendering stockholders will not be obligated to pay brokerage fees or commissions to the Depositary or Innisfree M&A Incorporated, which is acting as the information agent for the Offer, or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the tender of Shares in the Offer. However, U.S. federal income tax backup withholding may be required unless an exemption applies and is provided to the Depositary or unless the required taxpayer identification information and certain other certifications are provided to the Depositary. See Instruction 9 of the Letter of Transmittal.

If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you instruct us to tender your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof.

YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BEFORE THE EXPIRATION TIME.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares (“Share Certificates”) or timely confirmation of a book-entry transfer of such Shares (“Book-Entry Confirmations”) into the Depositary’s account at The Depository Trust Company pursuant to the procedures set forth in the Offer to Purchase, (b) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when the Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING A PAYMENT.

Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

INSTRUCTION FORM

with Respect to the

Offer to Purchase

All Outstanding Shares of Common Stock

of

Radius Health, Inc.

at

$10.00 per share, net in cash, plus one non-transferable contingent value right per share, which represents the right to receive a contingent cash payment of $1.00 upon the achievement of a specified milestone, Pursuant to the Offer to Purchase, dated July 13, 2022 by

Ginger Merger Sub, Inc.

a wholly owned subsidiary of

Ginger Acquisition, Inc.

The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase, dated as of July 13, 2022 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal”) relating to shares of common stock, par value $0.0001 per share (the “Shares”), of Radius Health, Inc., a Delaware corporation.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal.

The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any certificate representing Shares submitted on behalf of the undersigned to Computershare Trust Company, N.A. (the “Depositary”) will be determined by Purchaser (which may delegate power in whole or in part to the Depositary) and such determination shall be final and binding.

NUMBER OF SHARES TO BE TENDERED(1)	SIGN HERE

Shares

(Signature(s))

Please Type or Print Name(s)

Please Type or Print Name(s)

Area Code and Telephone Number

Tax Identification or Social Security Number

Dated:

(1)	Unless otherwise indicated, it will be assumed that all your Shares are to be tendered.

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